March 30, 2000


Board of Directors
Vectren Corporation
20 N.W. Fourth Street
Evansville, Indiana 47741

               RE:  Registration Statement on Form S-8 of Vectren Corporation


Gentlemen:

     We have acted as counsel to Vectren Corporation ("Vectren") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 the "Registration Statement") which covers the registration under the Securities Act of 1933 of 905,000 shares of Vectren common stock, no par value (the "Registered Shares") to be offered or sold pursuant to the SIGCORP, Inc. Stock Option Plan (the "Plan").

     In that capacity, and for purposes of giving the opinion set forth in this letter, we have examined and reviewed the instruments, documents, statements and records of Vectren we deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

     Based on the foregoing, and such other matters as we deem appropriate, we hereby advise you that we are of the opinion that, when issued and delivered by Vectren in accordance with the Plan, the Registered Shares will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

                                   Respectfully,

                                   /s/ Sommer & Barnard, PC


                                   SOMMER & BARNARD, PC

PLM/